AUTHORIZED RESELLER AGREEMENT
AMENDMENT No. 1

THIS RESELLER AGREEMENT, dated and effective as of August 15th, 2020 ("Effective Date"), ("Agreement") is made by BlueOne Card, Inc. a Nevada corporation, (the "Reseller") and Endlessone Global, Inc., a Nevada corporation (the "Provider"). Reseller and the Provider may hereinafter also be referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, the Parties agree that the Agreement shall stay in effect and agree to amend Article 5 – Term, of the expiration date of the Agreement to August 14, 2024.

WEREAS, all other terms of the Agreement stay in effect as per the original Agreement dated August 15, 2020.

Endless Global, Inc.

By: Nabil Bader
Nabil Bader
Chief Executive Officer

BlueOne Card Inc.

By: ________________
James Koh
Chief Executive Officer

Date: August 1, 2022